November 2026

Preliminary Pricing Supplement No. 19,761

Registration Statement Nos. 333-293641; 333-293641-01

Dated October 29, 2026

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. and International Equities

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to a Basket of U.S. and International Indices due November 12, 2031

Fully and Unconditionally Guaranteed by Morgan Stanley

￭Linked to an equally weighted basket composed of the EURO STOXX 50® Index (50.00% weighting) and the Nasdaq-100 Index® (50.00% weighting) (each referred to as a “basket component”)

￭The notes offered are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and have the terms described in the accompanying product supplement, index supplement, tax supplement and prospectus, as supplemented or modified by this document. At maturity:

￭If the level of the basket has increased, investors will receive the principal amount plus a positive return equal to 100% of the percentage increase in the level of the basket from the starting level, subject to a maximum return at maturity of at least 67.10% (to be determined on the pricing date) of the principal amount. As a result of the maximum return, the maximum maturity payment amount will be at least $1,671 per note.

￭If the level of the basket has decreased, investors will receive the principal amount but will not receive any positive return on their investment.

￭Repayment of principal at maturity, subject to our creditworthiness.

￭The notes are for investors who are concerned about principal risk but seek an equity index-based return, and who are willing to forgo current income and upside above the maximum return in exchange for upside exposure to a limited range of performance of the basket.

￭The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments, including the repayment of principal at maturity, are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment.

￭These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any securities included in the basket components.

The current estimated value of the notes is approximately $935.90 per note, or within $35.90 of that estimate. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market. See “Estimated Value of the Notes” on page 3.

The notes have complex features and investing in the notes involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10. All payments on the notes are subject to our credit risk.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement, tax supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement, tax supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Commissions and offering price:	Price to public	Agent’s commissions(1)(2)	Proceeds to us(3)
Per note	$1,000	$43.70	$956.30
Total	$	$	$

(1) Wells Fargo Securities, LLC, an agent for this offering, will receive a commission of up to $43.70 for each note it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $30.00 per note, and WFA may receive a distribution expense fee of $1.20 for each note sold by WFA. See “Supplemental information concerning plan of distribution; conflicts of interest.”

(2) In respect of certain notes sold in this offering, we may pay a fee of up to $3.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

(3) See “Use of Proceeds and Hedging” in the accompanying product supplement.

Product Supplement for Notes Linked To One Or More Indices, Exchange-Traded Funds or Equity Securities dated April 8, 2026

Index Supplement dated April 8, 2026 Tax Supplement dated April 8, 2026 Prospectus dated April 8, 2026

Morgan Stanley	Wells Fargo Securities

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to a Basket of U.S. and International Indices due November 12, 2031

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	November 12, 2031†, subject to postponement if the calculation day is postponed*
Market measure:

An equally weighted basket (the “basket”) composed of the following basket components, with the weighting percentages noted parenthetically: the EURO STOXX 50® Index (Bloomberg ticker: SX5E) (50.00%) and the Nasdaq-100 Index® (Bloomberg ticker: NDX) (50.00%) (each referred to as a “basket component” and collectively as the “basket components”). We sometimes refer to the basket components herein individually as an “Index” or collectively as the “Indices.”

Basket component publishers:	With respect to the SX5E Index, STOXX® Limited, or any successor thereof. With respect to the NDX Index, Nasdaq, Inc., or any successor thereof.
Maturity payment amount:

At maturity, the maturity payment amount per $1,000 principal amount of notes will be determined as follows:

●If the ending level is greater than the starting level: $1,000 plus the lesser of:

and

●If the ending level is less than or equal to the starting level:

$1,000

Participation rate:	100%
Starting level:	100.00
Closing level:	Closing level has the meaning set forth under “Description of Notes—General Terms of Notes—Some Definitions” in the accompanying product supplement.
Component return:

The “component return” of a basket component will be equal to:

ending component level – initial component level

initial component level

where,

•   the “initial component level” will be the closing level of such basket component on the pricing date; and

•   the “ending component level” will be the closing level of such basket component on the calculation day.

Ending level:

The “ending level” will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 50% of the component return of the EURO STOXX 50® Index and (B) 50% of the component return of the Nasdaq-100 Index®.

Basket return:	ending level – starting level starting level
Maximum return:

The “maximum return” will be determined on the pricing date and will be at least 67.10% of the principal amount per note (at least $671 per note). As a result of the maximum return, the maximum maturity payment amount will be at least $1,671 per note.

Calculation day:	November 6, 2031**†
Principal amount:	$1,000 per note. References in this document to a “note” are to a note with a principal amount of $1,000.
Pricing date:	November 6, 2026†
Original issue date:	November 12, 2026† (3 business days after the pricing date)
CUSIP / ISIN:	61781TPF4 / US61781TPF48
Listing:	The notes will not be listed on any securities exchange.
Agents:

Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and Wells Fargo Securities, LLC (“WFS”). See “Additional Information About the Notes—Supplemental information regarding plan of distribution; conflicts of interest.”

†To the extent we make any change to the pricing date or original issue date, the calculation day and maturity date may also be changed in our discretion to ensure that the term of the notes remains the same.

* Subject to postponement pursuant to “General Terms of the Notes—Payment Dates” in the accompanying product supplement.

** Subject to postponement pursuant to “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Calculation Day” in the accompanying product supplement.

November 2026 Page 2

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to a Basket of U.S. and International Indices due November 12, 2031

Estimated Value of the Notes

The principal amount of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000 per note. We estimate that the value of each note on the pricing date will be approximately $935.90, or within $35.90 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the basket components. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the participation rate and the maximum return, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the basket components, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 5 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time.

November 2026 Page 3

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to a Basket of U.S. and International Indices due November 12, 2031

Investor Considerations

The Notes Linked to a Basket of U.S. and International Indices due November 12, 2031 (the “notes”) can be used:

￭As an alternative to direct exposure to the basket that provides returns for any positive performance of the basket components, subject to the maximum return

￭To achieve similar levels of upside exposure to the basket components as a direct investment, subject to the maximum return

The notes are not designed for, and may not be an appropriate investment for, investors who:

￭Seek a liquid investment or are unable or unwilling to hold the notes to maturity

￭Are unwilling to accept the risk that the ending level of the basket may be less than or equal to the starting level, in which case investors will receive only the principal amount of the notes at maturity

￭Seek uncapped exposure to the basket

￭Seek current income from their investments

￭Seek exposure to the basket but are unwilling to accept the risk/return trade-offs inherent in the payment at maturity for the notes

￭Are unwilling to accept our credit risk

￭Prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings

The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the “Risk Factors” herein and in the accompanying product supplement for risks related to an investment in the notes. For more information about the basket and the basket components, please see the information provided herein.

November 2026 Page 4

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to a Basket of U.S. and International Indices due November 12, 2031

Determining Payment at Maturity

At maturity, the maturity payment amount per $1,000 principal amount of notes will be determined as follows:

November 2026 Page 5

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to a Basket of U.S. and International Indices due November 12, 2031

Scenario Analysis and Examples of Maturity Payment Amount at Maturity

The following scenario analysis and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the basket relative to the starting level. We cannot predict the ending level on the calculation day. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of any basket component. The numbers appearing in the examples below may have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity on a hypothetical offering of the notes, based on the following terms*:

Investment term:	Approximately 5 years
Starting level:	100.00
Hypothetical initial component level:	For each basket component, 100.00
Participation rate:	100%
Hypothetical maximum return:	67.10% of the principal amount ($671.00 per note)

* The hypothetical initial component level of 100.00 for each basket component has been chosen for illustrative purposes only and does not represent the actual initial component level of any basket component. The actual initial component level for each basket component and maximum return will be determined on the pricing date and will be set forth under “Terms” above. For historical data regarding the actual closing levels of the basket components, see the historical information set forth herein.

November 2026 Page 6

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to a Basket of U.S. and International Indices due November 12, 2031

Example 1— The level of the Basket increases from a starting level of 100.00 to an ending level of 120.00.

Hypothetical ending component level:	SX5E Index: 110 NDX Index: 130
Hypothetical component return:	SX5E Index: (110 – 100) / 100 = 10% NDX Index: (130 – 100) / 100 = 30%

Based on the hypothetical component returns set forth above, the hypothetical ending level would equal:

100 × [1 + (10.00% × 50.00%) + (30.00% × 50.00%)] = 120.00

Because the hypothetical ending level is greater than the starting level, the maturity payment amount would equal $1,000 plus a positive return equal to the lesser of:

(i)$1,000 × basket return × participation rate
$1,000 × 20.00% × 100%
= $200.00, and

(ii)the maximum return of $671.00

On the maturity date, you would receive the maturity payment amount equal to $1,200.00 per $1,000 principal amount of notes, resulting in a total return on the notes of 20.00%.

Example 2 — The level of the Basket increases from a starting level of 100.00 to an ending level of 180.00.

Hypothetical ending component level:	SX5E Index: 170 NDX Index: 190
Hypothetical component return:	SX5E Index: (170 – 100) / 100 = 70% NDX Index: (190 – 100) / 100 = 90%

Based on the hypothetical component returns set forth above, the hypothetical ending level would equal:

100 × [1 + (70.00% × 50.00%) + (90.00% × 50.00%)] = 180.00

Because the hypothetical ending level is greater than the starting level, the maturity payment amount would equal $1,000 plus a positive return equal to the lesser of:

(i)$1,000 × basket return × participation rate
$1,000 × 80.00% × 100%
= $800.00, and

(ii)the maximum return of $671.00

On the maturity date, you would receive the maturity payment amount equal to $1,671.00 per $1,000 principal amount of notes (which is the maximum maturity payment amount), resulting in a total return on the notes of 67.10%. The appreciation potential of the notes is limited by the hypothetical maximum return. Although the participation rate provides 100% exposure to any increase in the ending level over the starting level, because the maturity payment amount will be limited to 167.10% of the principal amount for the notes (assuming a maximum return of $671.00 per note), any increase in the ending level over the starting level by more than 67.10% of the starting level will not further increase the return on the notes.

November 2026 Page 7

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to a Basket of U.S. and International Indices due November 12, 2031

Example 3 — The level of the Basket decreases from a starting level of 100.00 to an ending level of 89.00.

Hypothetical ending component level:	SX5E Index: 80 NDX Index: 98
Hypothetical component return:	SX5E Index: (80 – 100) / 100 = -20% NDX Index: (98 – 100) / 100 = -2%

Based on the hypothetical component returns set forth above, the hypothetical ending level would equal:

100 × [1 + (-20.00% × 50.00%) + (-2.00% × 50.00%)] = 89.00

Because the hypothetical ending level is less than or equal to the starting level, the maturity payment amount would equal:

$1,000

Because the hypothetical ending level is less than or equal to the starting level, you would receive the maturity payment amount equal to $1,000 per $1,000 principal amount of notes, resulting in a total return on the notes of 0%.

November 2026 Page 8

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to a Basket of U.S. and International Indices due November 12, 2031

Scenario Analysis – Hypothetical Maturity Payment Amount for each $1,000 Principal Amount of Notes.

Performance of the Basket*		Performance of the Notes(1)
Ending Level	Basket Return	Maturity Payment Amount	Return on Notes(2)
250.00	150.00%	$1,671.00	67.10%
200.00	100.00%	$1,671.00	67.10%
190.00	90.00%	$1,671.00	67.10%
180.00	80.00%	$1,671.00	67.10%
170.00	70.00%	$1,671.00	67.10%
167.10	67.10%	$1,671.00	67.10%
160.00	60.00%	$1,600.00	60.00%
150.00	50.00%	$1,500.00	50.00%
140.00	40.00%	$1,400.00	40.00%
130.00	30.00%	$1,300.00	30.00%
120.00	20.00%	$1,200.00	20.00%
110.00	10.00%	$1,100.00	10.00%
105.00	5.00%	$1,050.00	5.00%
100.00(3)	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
60.00	-40.00%	$1,000.00	0.00%
50.00	-50.00%	$1,000.00	0.00%
40.00	-60.00%	$1,000.00	0.00%
30.00	-70.00%	$1,000.00	0.00%
20.00	-80.00%	$1,000.00	0.00%
10.00	-90.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%

*The basket excludes cash dividend payments on stocks included in the basket components.

(1) Assumes a maximum return of 67.10% of the principal amount ($671 per note).

(2) The “Return on Notes” is the number, expressed as a percentage, which results from comparing the maturity payment amount per $1,000 principal amount of notes to the purchase price of $1,000 per note.

(3) The hypothetical starting level

November 2026 Page 9

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to a Basket of U.S. and International Indices due November 12, 2031

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement, tax supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

￭You may not receive any positive return on the notes. The notes provide for a maturity payment amount that may be greater than or equal to the principal amount of the notes, depending on the performance of the basket components. As the notes do not pay any interest, if the performance of the basket components does not appreciate, you will not receive any positive return on your investment in the notes. Although the notes provide for the repayment of the principal amount at maturity (subject to our credit risk) regardless of the performance of the basket components, you may nevertheless suffer a loss on your investment in the notes, in real value terms, if you do not receive a positive return on the notes. This is because inflation may cause the real value of the principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive return. The potential loss in real value terms will be greater the longer the term of the notes.

Even if you do receive a positive return on your investment in the notes, there can be no assurance that your total return at maturity on the notes will compensate you for the effects of inflation, and your yield on the notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security from us or another issuer with a similar credit rating with the same stated maturity date. You should carefully consider whether an investment that may not provide for any positive return, or may provide a return that is lower than the return on conventional debt securities, is appropriate for you.

￭The appreciation potential of the notes is limited by the maximum return. Although the participation rate provides 100% exposure to any increase in the ending level over the starting level, because any positive return on the notes will be limited to the maximum return of at least 67.10% of the principal amount for the notes, any increase in the ending level over the starting level by more than at least 67.10% of the starting level, depending on the actual maximum return, will not further increase the return on the notes.

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. or any other dealer may be willing to purchase or sell the notes in the secondary market, including the level, volatility (frequency and magnitude of changes in level) and dividend yield of the basket components, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or equities markets generally and which may affect the ending level and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. The levels of the basket components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. See “EURO STOXX 50® Index Overview” and “Nasdaq-100 Index® Overview” below. You may receive less, and possibly significantly less, than the principal amount per note if you try to sell your notes prior to maturity.

￭The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities, including the notes, if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries

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Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to a Basket of U.S. and International Indices due November 12, 2031

by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the notes is not linked to the value of the basket at any time other than the calculation day. The ending level will be based on the closing levels of the basket components on the calculation day, subject to postponement for non-trading days and certain market disruption events. Even if the level of the basket increases prior to the calculation day but then decreases by the calculation day, the maturity payment amount will be less, and may be significantly less, than it would have been had the maturity payment amount been linked to the level of the basket prior to such decrease. Although the actual level of the basket on the maturity date or at other times during the term of the notes may be higher than the ending level, the maturity payment amount will be based solely on the closing levels of the basket components on the calculation day.

￭Investing in the notes is not equivalent to investing in the basket components. Investing in the notes is not equivalent to investing directly in the basket components or any of the component stocks of the basket components. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the basket components or any of the component stocks of the basket components.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the principal amount reduce the economic terms of the notes, cause the estimated value of the notes to be less than the principal amount and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the principal amount, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the principal amount and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the principal amount and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 5 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

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Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to a Basket of U.S. and International Indices due November 12, 2031

￭The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. and WFS may, but are not obligated to, make a market in the notes and, if either of them once chooses to make a market, may cease doing so at any time. When they do make a market, they will generally do so for transactions of routine secondary market size at prices based on their respective estimates of the current value of the notes, taking into account their respective bid/offer spreads, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that they will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. or WFS is willing to transact. If, at any time, MS & Co. and WFS were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the initial component levels, the starting level and the ending level and will calculate the amount of cash you receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the ending level in the event of a market disruption event or discontinuance of the relevant basket component. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “General Terms of the Notes—Market Disruption Events,” “—Adjustments to an Index,” “—Discontinuance of an Index,” “—Consequences of a Market Disruption Event; Postponement of a Calculation Day” and “Alternate Exchange Calculation in Case of an Event of Default” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and possibly to other instruments linked to the basket components or component stocks of the basket components), including trading in the stocks that constitute the basket components as well as in other instruments related to the basket components. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the calculation day approaches. Some of our affiliates also trade the stocks that constitute the basket components and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial component levels, and, therefore, could increase the levels at or above which the basket components must close on the calculation day so that investors receive a maturity payment amount that exceeds the principal amount of the notes. Additionally, such hedging or trading activities during the term of the notes, including on the calculation day, could adversely affect the ending component levels, and, accordingly, the amount of cash an investor will receive at maturity.

￭The maturity date may be postponed if the calculation day is postponed. If the scheduled calculation day is not a trading day or if a market disruption event occurs on that day so that the calculation day is postponed and falls less than three business days prior to the maturity date, the maturity date of the notes will be postponed to the third business day following that calculation day as postponed.

￭Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates. Morgan Stanley, MSFL, WFS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by Morgan Stanley, MSFL, WFS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the basket components to which the notes are linked.

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Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to a Basket of U.S. and International Indices due November 12, 2031

￭You may be required to recognize taxable income on the securities offered by this pricing supplement prior to maturity. If you are a U.S. investor in a security, under the treatment of a security as a contingent payment debt instrument, you will generally be required to recognize taxable interest income in each year that you hold the security. In addition, any gain you recognize under the rules applicable to contingent payment debt instruments will generally be treated as ordinary interest income rather than capital gain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Basket

￭Changes in the levels of the basket components may offset each other. Level movements in the basket components may not correlate with each other. At a time when the levels of one or more basket components increase, the values of the other basket components may not increase as much, or may even decline. Therefore, in calculating the basket components’ performance on the calculation day, increases in the levels of one or more basket components may be moderated, or wholly offset, by lesser increases or declines in the levels of other basket components.

￭There are risks associated with investments in notes linked to the value of foreign equity securities. The notes are linked to the value of foreign equity securities. Investments in notes linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

￭Adjustments to the basket components could adversely affect the value of the notes. The publisher of each basket component may add, delete or substitute the stocks constituting such basket component or make other methodological changes that could change the level of the basket component. The publisher of each basket component may discontinue or suspend calculation or publication of the basket component at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued basket component and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index for such index, the maturity payment amount on the notes will be an amount based on the closing prices at maturity of the securities composing such basket component at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such basket component last in effect prior to discontinuance of such basket component.

￭Historical levels of the basket components should not be taken as an indication of the future performance of the basket components during the term of the notes. No assurance can be given as to the level of the basket components at any time, including on the calculation day, because historical levels of the basket components do not provide an indication of future performance of the basket components.

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Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to a Basket of U.S. and International Indices due November 12, 2031

Basket Overview

The basket will represent a portfolio of the following two basket components, with the return of each basket component having the weighting noted parenthetically: EURO STOXX 50® Index (50.00%) and the Nasdaq-100 Index® (50.00%). The level of the basket will increase or decrease depending upon the aggregate performance of the basket components. For more information regarding the basket components, see “EURO STOXX 50® Index Overview” and “Nasdaq-100 Index® Overview.” The basket does not reflect the performance of all major securities markets.

While historical information on the level of the basket does not exist, the following graph sets forth the hypothetical historical daily levels of the basket for the period from January 1, 2021 to October 27, 2026, assuming that the basket was constructed on January 1, 2021 with a starting level of 100 and that each of the basket components had the applicable weighting as of such day. We obtained the closing levels and other information used by us in order to create the graph below from Bloomberg Financial Markets (“Bloomberg”) without independent verification.

The hypothetical historical basket levels, as calculated solely for the purposes of the offering of the notes, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the levels of the basket during any period shown below is not an indication that the percentage change in the level of the basket is more likely to be positive or negative during the term of the notes. The hypothetical historical levels do not give an indication of future levels of the basket.

There can be no assurance that the performance of the basket will not result in a loss of the principal amount of the notes.

The Basket Daily Closing Levels January 1, 2021 to October 27, 2026

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Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to a Basket of U.S. and International Indices due November 12, 2031

EURO STOXX 50® Index Overview

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders, in terms of free float market capitalization, among the 20 STOXX® supersectors, which includes stocks selected from the Eurozone. The underlying index publisher with respect to the EURO STOXX 50® Index is STOXX® Limited, or any successor thereof. The EURO STOXX 50® Index was first published on February 26, 1998 with a base value of 1,000 as of December 31, 1991. The component stocks of the EURO STOXX 50® Index have a high degree of liquidity and represent the largest companies across all market sectors. For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

The following graph sets forth the daily closing levels of the SX5E Index for each quarter in the period from January 1, 2021 through October 27, 2026. The closing level of the SX5E Index on October 27, 2026 was 6,164.69. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The SX5E Index has at times experienced periods of high volatility. You should not take the historical levels of SX5E Index as an indication of its future performance, and no assurance can be given as to the closing level of the SX5E Index on the calculation day.

EURO STOXX 50® Index Daily Closing Levels January 1, 2021 to October 27, 2026

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX® Limited. For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

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Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to a Basket of U.S. and International Indices due November 12, 2031

Nasdaq-100 Index® Overview

The Nasdaq-100 Index®, which is calculated, maintained and published by Nasdaq, Inc., is a modified capitalization-weighted index of 100 of the largest and most actively traded equity securities of non-financial companies listed on The Nasdaq Stock Market LLC (the “Nasdaq”). The Nasdaq-100 Index® includes companies across a variety of major industry groups. At any moment in time, the value of the Nasdaq-100 Index® equals the aggregate value of the then-current Nasdaq-100 Index® share weights of each of the Nasdaq-100 Index® component securities, which are based on the total shares outstanding of each such Nasdaq-100 Index® component security, multiplied by each such security’s respective last sale price on the Nasdaq (which may be the official closing price published by the Nasdaq), and divided by a scaling factor, which becomes the basis for the reported Nasdaq-100 Index® value. For additional information about the Nasdaq-100 Index®, see the information set forth under “Nasdaq-100 Index®” in the accompanying index supplement.

The following graph sets forth the daily closing levels of the NDX Index for each quarter in the period from January 1, 2021 through October 27, 2026. The closing level of the NDX Index on October 27, 2026 was 29,651.44. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The NDX Index has at times experienced periods of high volatility. You should not take the historical levels of the NDX Index as an indication of its future performance, and no assurance can be given as to the closing level of the NDX Index on the calculation day.

Nasdaq-100 Index® Daily Closing Levels January 1, 2021 to October 27, 2026

“Nasdaq®,” “Nasdaq-100®” and “Nasdaq-100 Index®” are trademarks of Nasdaq, Inc. For more information, see “Nasdaq-100 Index®” in the accompanying index supplement.

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Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to a Basket of U.S. and International Indices due November 12, 2031

Additional Information About the Notes

Minimum ticketing size

$1,000 / 1 note

United States federal income tax considerations

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

The securities should be treated as debt instruments for U.S. federal income tax purposes. Based on current market conditions, we intend to treat the securities for U.S. federal income tax purposes as contingent payment debt instruments, or “CPDIs,” as described in “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Debt Instruments—Program Securities Treated as Contingent Payment Debt Instruments” in the accompanying tax supplement.  Under this treatment, regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, adjusted upward or downward to reflect the difference, if any, between the actual and projected payments on the securities during the year. Upon a taxable disposition of a security, you generally will recognize taxable income or loss equal to the difference between the amount received and your tax basis in the security. You generally must treat any income realized on the taxable disposition as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss, the deductibility of which is subject to limitations.

We will determine the comparable yield for the securities and will provide that comparable yield, and the projected payment schedule, or information about how to obtain them, in the final pricing supplement for the securities.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount(s) that we will pay on the securities.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an Internal Revenue Service (the “IRS”) notice, exempt financial instruments issued prior to January 1, 2029 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with respect to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional considerations

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

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Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to a Basket of U.S. and International Indices due November 12, 2031

Supplemental information regarding plan of distribution; conflicts of interest

MS & Co. and WFS will act as the agents for this offering. WFS will receive a commission of up to $43.70 for each note it sells. WFS proposes to offer the notes in part directly to the public at the price to public set forth on the cover page of this document and in part to Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of WFS, or other securities dealers at such price less a selling concession of up to $30.00 per note. In addition to the selling concession allowed to WFA, WFS may pay $1.20 per note of the commission to WFA as a distribution expense fee for each note sold by WFA.

In addition, in respect of certain notes sold in this offering, we may pay a fee of up to $3.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement for information about the distribution arrangements for the notes. References therein to “agent” refer to each of MS & Co. and WFS, as agents for this offering, except that references to “agent” in the context of offers to certain Morgan Stanley dealers and compliance with FINRA Rule 5121 do not apply to WFS. MS & Co., WFS or their affiliates may enter into hedging transactions with us in connection with this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes, including the maximum return, such that for each note the estimated value on the pricing date will be no lower than the minimum level described in “Estimated Value of the Notes” beginning on page 3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement, the index supplement and the tax supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement, the index supplement, the tax supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement, index supplement, tax supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Notes Linked To One Or More Indices, Exchange-Traded Funds or Equity Securities dated April 8, 2026

Index Supplement dated April 8, 2026

Tax Supplement dated April 8, 2026

Prospectus dated April 8, 2026

Terms used but not defined in this document are defined in the product supplement, in the index supplement or in the prospectus.

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